Exhibit 10.3

NEUROGESX, INC.

RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Restated Executive Employment Agreement (the “Agreement”) is made and entered into by and between Jeffrey Tobias (the “Executive”) and NeurogesX, Inc., a Delaware Corporation (the “Company”), effective as of April 26, 2011 (the “Effective Date”).

RECITALS

WHEREAS, the Company and Executive entered into an employment agreement dated as of November 30, 2005, that was subsequently amended and restated pursuant to that certain Restated Executive Employment Agreement, dated as of December 31, 2008 (as amended and restated, the “Prior Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend and restate the terms of the Prior Employment Agreement to provide for, among other things, certain additional severance benefits.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive agree that the Prior Employment Agreement is restated and replaced in its entirety as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or by law.

3. Duties and Scope of Employment.

(a) Positions and Duties. Executive will continue to serve as Chief Medical Officer and Executive Vice President, Research and Development of the Company. Executive will continue to render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board.

(b) Obligations. Executive will continue to perform his duties faithfully and to the best of his ability and will continue to devote his full business efforts and time to the Company. During such time as the Executive is employed by the Company, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any material direct or indirect remuneration without the prior approval of the Board.

4. Compensation.

(a) Base Salary. The Company will continue to pay Executive an annual salary as determined in the discretion of the Board or any committee thereof. The base salary will be paid periodically in accordance with the Company’s normal payroll practices and will be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

(b) Performance Bonus. Executive will continue to be eligible to receive an annual bonus and other bonuses, less applicable withholding taxes, as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion.

(c) Equity Compensation. Executive will continue to be eligible to receive stock and option grants, and other equity compensation awards (“Awards”), as determined by the Board or any committee thereof in the Board’s or such committee’s sole discretion.

5. Employee Benefits. Executive will continue to be entitled to participate in the Benefit Plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the Benefit Plans it offers to its employees at any time.

6. Vacation. Executive will continue to be entitled to vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties as an employee of the Company, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8. Acceleration of Vesting Upon a Change of Control. Upon a Change of Control of the Company:

(a) The vesting of each of Executive’s then outstanding options to purchase shares of the Company’s Common Stock (each, an “Option Grant”) shall immediately be accelerated by a number of months equal to (i) the number of months over which such Option Grant would continue vesting as of the date of the Change of Control if the Executive remained a service provider to the Company during such period (the “Vesting Months”), minus (ii) the lower of (A) eighteen months or (B) the Vesting Months; and

(b) The lapse of the Company’s right of repurchase with respect to each restricted stock grant pursuant to which the Executive holds shares of the Company’s Common Stock (each, a “Restricted Stock Grant”) shall immediately be accelerated by a number of months equal to (i) the number of months over which the Company’s right of repurchase would continue to lapse with respect to any such Restricted Stock Grant as of the date of the Change of Control if the Executive remained a service provider to the Company during such period (the “Lapsing Months”), minus (ii) the lower of (A) eighteen months or (B) the Lapsing Months.

9. Severance Benefits.

(a) Involuntary Termination Following a Change of Control. If within eighteen (18) months following a Change of Control, (X)(i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause, and (Y) subject to Section 9(b) providing that Executive signs and does not revoke a standard release of claims with the

Company in a form reasonably acceptable to the Company, and then, subject to Section 9(c) and Section 9(h), Executive shall receive the following severance from the Company:

(i) Severance Payment. Executive will be entitled to receive: (A) continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary rate, as then in effect, for a period of fifteen (15) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies; and (B) a lump-sum payment equal to 100% of Executive’s target annual bonus as of the date of such termination.

(ii) Options; Restricted Stock. All of Executive’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall immediately vest and become exercisable (that is, in addition to the shares subject to the Options which have vested and become exercisable as of the date of such termination), but in no event shall the number of shares subject to such Options which so vest exceed the total number of shares subject to such Options. Additionally, all of the shares of the Company’s Common Stock then held by Executive subject to a Company right of repurchase (the “Restricted Stock”) shall immediately vest and have such Company right of repurchase with respect to such shares of Restricted Stock lapse (that is, in addition to the shares of Restricted Stock which have vested as of the date of such termination), but in no event shall the number of shares which so vest exceed the number of shares of Restricted Stock outstanding immediately prior to such termination.

(iii) Continued Employee Benefits. Executive shall receive Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for a period equal to the shorter of (i) fifteen (15) months or (ii) such time as Executive secures employment with benefits generally similar to those provided in the Company’s Benefit Plans.

(b) Timing of Severance Payments After Death. If Executive should die before all amounts have been paid, such unpaid amounts shall be paid in a lump-sum payment to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.

(c) Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason or (ii) for Cause by the Company, then Executive shall not be entitled to receive severance or other benefits except for those as may then be established under the Company’s then existing severance and Benefits Plans or pursuant to other written agreements with the Company.

(d) Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to his or her death, then Executive shall not be entitled to receive severance or other benefits except for severance amounts paid to Executive prior to the date of such termination and except for those as may then be established under the Company’s then existing written severance and Benefit Plans or pursuant to other written agreements with the Company.

(e) Termination Apart from a Change of Control. In the event Executive’s employment is terminated, either prior to the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, (X)(i) Executive terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment for other than Cause, and (Y) subject to Section 9(b) providing that Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company, and then subject to Section 9(c) and Section 9(h), Executive shall receive the following severance from the Company, in addition to any severance and any other benefits only as may then be established under the Company’s existing written severance and Benefit Plans, if any, or pursuant to any other written agreements with the Company:

(i) Severance Payment. Executive will be entitled to receive; continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his base salary rate, as then in effect, for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll policies.

(ii) Options. All of Executive’s then outstanding options to purchase shares of the Company’s Common Stock (the “Options”) shall be deemed amended to extend the post-termination option exercise period during which the Executive can exercise such options to twelve (12) months.

(iii) Continued Employee Benefits. Executive shall receive Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for a period equal to the shorter of (i) twelve (12) months or (ii) such time as Executive secures employment with benefits generally similar to those provided in the Company’s Benefit Plans.

(f) Exclusive Remedy. In the event of a termination of Executive’s employment within eighteen (18) months following a Change of Control, the provisions of this Section 9 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement. Executive shall be entitled to no benefits, compensation or other payments or rights upon termination of employment following a Change in Control other than those benefits expressly set forth in this Section 9.

(g) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the severance payable to Executive, if any, pursuant to this Agreement, together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that would otherwise be payable within the first six (6) months following Executive’s termination of employment, will instead become payable in a lump sum on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment or the date of Executive’s death, if earlier. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

10. Limitation of Option Vesting Acceleration. Notwithstanding the provisions of Sections 8 and 9 (a)(ii), if a Change of Control occurs within the first 12 months of the Employees full time employment with the company, the vesting acceleration provided by Sections 8 and 9(a)(ii) shall be limited to 50% of the shares under option.

11. Conditional Nature of Severance Payments.

(a) Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or any successor entity or cause an employee to leave his or her employment either for Executive or for any other entity or person. Additionally, Executive acknowledges that Executive’s right to receive the severance payments set forth in Section 9 (to the extent Executive is otherwise entitled to such payments) are contingent upon Executive complying with this Section 10 and upon any breach by Executive of this Section 10: (i) Executive shall refund to the Company all cash paid to Executive pursuant to Section 9 of this Agreement; and (ii) all severance benefits pursuant to this Agreement shall immediately cease.

(b) Understanding of Obligations. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of such covenant.

12. Limitation of Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 12, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits hereunder shall be either:

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order unless the Company determines in writing a different order: (1) reduction of cash payments under this Agreement; (2) cancellation of some or all accelerated vesting of stock awards; and (3) reduction of employee benefits. In the event that acceleration of vesting of Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s Awards.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 12 shall be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12.

13. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding any contrary provision of this Section 13, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b) Cause. “Cause” means any of the following: (i) the failure by Executive to substantially perform Executive’s duties with the Company (other than due to Executive’s incapacity as a result of physical or mental illness for a period not to exceed ninety (90) days); (ii) the engaging by Executive in conduct which is materially injurious to the Company, its business or reputation, or which constitutes gross misconduct; (iii) Executive’s material breach of the terms of this Agreement, the Invention Agreement or any other agreements between Executive and the Company; (iv) the material breach or taking of any action in material contravention of the policies of the Company adopted by the Board or any committee thereof, including, without limitation, the Company’s policies adopted by the Board of Directors or any committee thereof (including, without limitation, a Code of Ethics, Insider Trading Compliance Program, Disclosure Process and Procedures or Corporate Governance Guidelines, if any such policies are adopted by the Board of Directors); (v) Executive’s conviction for or admission or plea of no contest with respect to a felony; or (vi) an act of fraud against the Company, the misappropriation of material property belonging to the Company, or an act of violence against an officer, director, employee or consultant of the Company; provided, however, that in the event that any of the foregoing events in (i), (iii) or (iv) is capable of being cured, the Company shall provide written notice to Executive describing the nature of such event, and Executive shall thereafter have thirty (30) business days to cure such event.

(c) Change of Control. “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company) (“Person”) that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities (the “Voting Securities”); provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control transaction; or

(ii) Any action or event occurring within a twelve (12) month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section, the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subsection (C). For purposes of this subsection (ii), “gross fair market” value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a transaction will not constitute a Change of Control for purposes of this Agreement if the transaction does not constitute a change in control event under U.S. Treasury regulations 1.409A-3(i)(5)(v), (vi) or (vii).

(d) Disability. “Disability” shall mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e) Good Reason. “Good Reason” means Executive’s resignation within forty-five (45) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following events without Executive’s consent: (i) a material reduction of Executive’s base compensation; (ii) a material diminution of Executive’s duties or responsibilities relative to Executive’s duties and responsibilities in effect immediately prior to the Change of Control, provided however, that a mere change in Executive’s title or reporting relationship alone shall not constitute “Good Reason;” (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than thirty-five (35) miles from Executive’s then-present location shall not be considered a material change in geographic location); or (iv) any material breach by the Company of any material provision of this Agreement, including the failure of the Company to obtain assumption of this Agreement by a successor to the Company. Executive will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for

“Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice.

(f) Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

14. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys fees.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise, and including, without limitation, a parent entity of any successor to the Company) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 15(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) The Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

(b) Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation shall be communicated by a notice of termination to the other party hereto given in accordance with Section 16(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice).

17. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor, except as otherwise contemplated in this Agreement, shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement and the Invention Agreement constitute the entire agreement of the parties hereto and supersedes in their entirety and replaces all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including the Prior Employment Agreement. No future agreements between the Company and Executive may supersede this Agreement, unless they are in writing and specifically mention this Agreement.

(e) Choice of Law. The laws of the State of Delaware (without reference to its choice of laws provisions) shall govern the validity, interpretation, construction and performance of this Agreement.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	NEUROGESX, INC.

	By:	/s/ Stephen Ghiglieri
	Title:	Exec. V.P., COO & CFO
	Date:	April 26, 2011

EXECUTIVE	By:	/s/ Jeffrey Tobias
Jeffrey Tobias, MD, FCCP